Exhibit 99.2

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the Common Stock, par value $3.13 per share, of Fauquier Bankshares, Inc., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

David M. van Roijen

By:	/s/ David M. van Roijen
Name: David M. van Roijen, an individual
Date: April 7, 2009

C. Hunton Tiffany

By:	/s/ C. Hunton Tiffany
Name: C. Hunton Tiffany, an individual
Date: April 7, 2009

Susanne M. Tiffany

By:	/s/ C. Hunton Tiffany, Attorney-in-Fact
Name: C. Hunton Tiffany, Attorney-in-Fact
Date: April 7, 2009

Peter P. van Roijen

By:	/s/ David M. van Roijen, Attorney-in-Fact
Name: David M. van Roijen, Attorney-in-Fact
Date: April 7, 2009

William E. Sudduth

By:	/s/ William E. Sudduth
Name: C. Hunton Tiffany, Attorney-in-Fact
Date: April 7, 2009

Richard C. Stoker

By:	/s/ C. Hunton Tiffany___
Name: C. Hunton Tiffany, Attorney-in-Fact
Date: April 7, 2009